EXHIBIT 9
                                                Consent of Deloitte & Touche LLP


                             Petrofund Energy Trust
                                    Form 40-F

We consent to the use of our report dated February 6, 2004, relating to the consolidated financial statements of Petrofund Energy Trust as of and for the years ended December 31, 2003 and 2002 (which audit report expresses an unqualified opinion and includes an explanatory paragraph relating to the 2001 financial statements that were audited by other auditors who have ceased operations) appearing in this Annual Report on Form 40-F of Petrofund Energy Trust for the year ended December 31, 2003.



Deloitte & Touche LLP
Chartered Accountants

Calgary, Alberta, Canada`
March 15, 2004